Exhibit 99.1

American Physicians Capital, Inc. Announces 4-for-3 Stock Split; Completes $20 Million Authorization and Approves Another $20 Million Authorization Under 10b5-1 Stock Repurchase Plan

EAST LANSING, Mich.--(BUSINESS WIRE)--June 23, 2009--American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) today announced that its Board of Directors has declared a four-for-three stock split of its common shares to shareholders of record as of the close of business on July 10, 2009. Shares resulting from the stock split are expected to be distributed to shareholders on July 31, 2009. Fractional shares will be settled in cash based on the average of the high and low sale prices per whole share reported on the NASDAQ National Market on the record date.

“This will be our second stock split since going public in December 2000,” said President and Chief Executive Officer R. Kevin Clinton. “This action by our Board reflects the strong financial performance of the Company and our belief that we will continue along this profitable path into the future.” The stock split will increase APCapital’s common shares outstanding from approximately 8.1 million to approximately 10.8 million.

APCapital also announced today that it has completed its $20 million authorization approved on December 11, 2008 under its 10b5-1 stock repurchase plan, and the Company’s Board of Directors approved another $20 million authorization under its 10b5-1 plan.

“We continued to take advantage of the volatile stock market during the first half of this year by repurchasing 794,500 shares as of yesterday under our share repurchase program at an average price of $40.61 per share,” stated President and Chief Executive Officer R. Kevin Clinton. “We strive to maintain a flexible, but effective capital management strategy that delivers maximum returns to our shareholders. Our stock repurchase plan continues to be an integral part of our overall capital management strategy.”

Since the inception of our share repurchase program in 2001, the Company has repurchased 10.1 million shares at an average price of $25.23 per share. The Company has the following outstanding share repurchase authorizations:

	Type of		(In thousands)
Date Approved	Repurchase		Amount	Amount
By Board	Plan		Authorized	Remaining
June 23, 2009	Rule 10b5-1		$20,000	$20,000
December 11, 2008	Rule 10b5-1		$20,000	COMPLETED
February 7, 2008	Discretionary	(1)	$25,000	$15,955
			$65,000	$35,955

(1) All shares will be repurchased under management's discretion in the open market or in privately negotiated transactions during the Company's normal trading windows.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest and New Mexico markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Forward-Looking Statement

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we discuss future operating results or use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. These forward-looking statements represent our outlook only as of the date of this release. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive risks and uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the following:

  increased competition could adversely affect our ability to sell our products at premium rates we deem adequate, which may result in a decrease in premium volume, a decrease in our profitability, or both;
  our reserves for unpaid losses and loss adjustment expenses are based on estimates that may prove to be inadequate to cover our losses;
  market liquidity and volatility associated with the current financial crisis makes the fair values of our investments more difficult to estimate and may have other unforeseen consequences that we are currently unable to predict;
  an interruption or change in current marketing and agency relationships could reduce the amount of premium we are able to write;
  if we are unable to obtain or collect on ceded reinsurance, our results of operations and financial condition may be adversely affected;
  our geographic concentration in certain Midwestern states and New Mexico ties our performance to the business, economic, regulatory and legislative conditions in those states;
  a downgrade in the A.M. Best Company financial strength rating of our primary insurance subsidiary could reduce the amount of business we are able to write;
  changes in interest rates could adversely impact our results of operation, cash flows and financial condition;

  the unpredictability of court decisions could have a material adverse financial impact on our operations;
  our business could be adversely affected by the loss of one or more of our key employees;
  the insurance industry is subject to regulatory oversight that may impact the manner in which we operate our business, our ability to obtain future premium rate increases, the type and amount of our investments, the levels of capital and surplus deemed adequate to protect policyholder interests, or the ability of our insurance subsidiaries to pay dividends to the holding company;
  our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and fund future cash dividends and share repurchases;
  legislative or judicial changes in the tort system may have adverse or unintended consequences that could materially and adversely affect our results of operations and financial condition;
  applicable law and certain provisions in our articles and bylaws may prevent and discourage unsolicited attempts to acquire our Company that may be in the best interest of our shareholders or that might result in a substantial profit to our shareholders;
  any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

CONTACT:
American Physicians Capital, Inc.
Ann Storberg, Investor Relations
(517) 324-6629